Exhibit 10.33
This Contract, entered into this 18th day of April 2007, by and between Indiana Michigan Power Company hereafter called the Company, and Cardinal Ethanol, LLC, 2 OMCO Square, Suite 201, PO Box 501, Winchester, IN 37394 or his or its heirs, successors or assigns, hereafter called the Customer.
Witnesseth:
For and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree with each other as follows:
The Company agrees to furnish to the Customer, during the term of this Contract, and the Customer agrees to take from the Company, subject to Company’s standard Terms and Conditions of Service as regularly filed with the Indiana Utility Regulatory Commission, all the electric energy of the character specified herein that shall be purchased by the Customer in the premises located at Randolph County 600 E State Road 32, Union City, IN.
The Company is to furnish and the Customer is to take electric energy under the terms of this Contact for an initial period of 30 month(s) from the time such service is commenced, and continuing thereafter until terminated upon 2 months written notice given by either party of its intention to terminate the Contract. The date that service shall be deemed to have commenced under this Contract shall be the date service is energized.
The electric energy delivered hereunder shall be alternating current at approximately 7200/12470 volts 4-wire, 3-phase, and it shall be delivered at the customer owned primary facilities, which shall constitute the point of deliver under this Contract. The said electric energy shall be delivered at reasonably close maintenance to constant potential and frequency, and it shall be measured by a meter or meters owned and installed by the Company and located at the AEP owned metering CT’s.
The Customer acknowledges that the Customer may be eligible to receive service under more than one of the Company’s schedules and that such options have been explained to the Customer. The Customer and Company agree that the Customer has chosen to receive service under the provisions of the Company’s Tariff INDUSTRIAL POWER PRIMARY, code 322. The Customer agrees to pay the Company monthly for electric energy delivered hereunder at the rates and under the provisions of the Company’s Tariff INDUSTRIAL POWER PRIMARY, code 322, as regularly filed with the Indiana Utility Regulatory Commission as long as that schedule is in effect. In the event that the tariff chosen by the Customer is replaced by a new or revised tariff incorporating different rates or provisions, or both, the Company and Customer understand and agree that the Company will continue to provide service, and the Customer will continue to take service, under this Contract, subject to such changed provisions, and that the Customer will pay for such service at the new rates on and after the date such rates become effective.
The Customer’s contract capacity under the tariff named herein is hereby fixed at 10.000kVA. If a time-of-day demand is available under the tariff and is selected by the Customer, the reservation of capacity aforementioned shall be the peak period reservation of capacity and shall determine the tariff’s minimum monthly billing demand.
There are no unwritten understandings or agreements relating to the service hereinabove provided. This Contract cancels and supersedes all previous agreements, relating to the purchases by Customer and sale by Company of electric energy at Customer’s premises as referred to above, on the date that service under this Contract commences. This Contract shall be in full force and effect when signed by the authorized representatives of the parties hereto.
If the account is in contractors named when energized, the contract effective date shall be the read in date and when the account becomes active in Cardinal Ethanol’s name. The customer shall install only motors, apparatus, or appliances which are suitable for operation with the character of services supplied by the Company, and which shall not be detrimental to the same, and the electric power must not be used in such a manner as to cause unprovided for voltage fluctuations or disturbances in the companys transmission or distribution system.

Indiana Michigan Power Company		Cardinal Ethanol, LLC

By:	/s/ Ronald Kalie	By:	/s/ Troy Prescott

Ronald Kalie		Troy Prescott

Title: Manager		Title: President
Date: 5/2/2007		Date: April 23, 2007
Account Number